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                                                                    EXHIBIT 5.22

         [LETTERHEAD OF RECONNAISSANCE TECHNOLOGIES INC. APPEARS HERE]



January 25, 1999


Rick Mark & Associates
5660 Honey Suckle Place
North Vancouver, British Columbia
V7R 4S4

Dear Sirs/Mesdames:

Re:  Amendment to Consulting Agreement dated June 1, 1998 (the "Consulting
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     Agreement")
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This letter amends the Consulting Agreement between Rick Mark & Associates (the
"Consultant") and Reconnaissance Technologies Inc. (the "Company") dated June 1, 1998. This letter supercedes all written and verbal commitments for services between the Consultant (including Rick Mark and Don Foran) and the Company. The Consulting Agreement is amended as follows:

1. Section 3 - "Compensation" is deleted in its entirety and replaced with the following:

     "3  Compensation
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     3.1  The Company shall pay the Consultant a fee of $35,000 plus G.S.T., together with reasonable and customary out-of-pocket expenses, for the period commencing on June 1, 1998 and expiring on December 31, 1998. Such compensation shall be paid on the closing of the financing (the "Initial Financing") disclosed in the Company's Offering Memorandum dated September 30, 1998, as amended.

     3.2 For the period commencing January 1, 1999 and expiring on the termination of this Agreement, the Company shall pay the Consultant a fee of $3,500 per month, plus G.S.T., together with reasonable and customary out-of-pocket expenses. Of this $3,500, $2,500 will be paid in cash at the end of each month, and the remaining $1,000 will be deferred until the closing of a Major Financing. A "Major Financing" is considered to be a financing (other than the Initial Financing) whether conducted privately or publically, whether brokered or non-brokered, which results in aggregate gross proceeds to the Company of more than $400,000.

     3.3 The Company shall reimburse the Consultant for all reasonable and customary out-of-pocket expenses incurred by the Consultant in performing its duties in accordance with the terms of this Agreement on the submission by the Consultant to the Company of documentation evidencing such expenses."
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                                      -2-

2. Section 4 - "Financing" is deleted in its entirety and replaced with the following:

     "4  Financing
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     4.1  The Company shall pay a cash bonus equal to 2% of the Net Proceeds (as hereinafter defined) of the Initial Financing and any Major Financing upon the closing of each such financing.

     4.2 The Company agrees to issue to the Consultant 150,000 common shares of the Company upon completion of the Initial Financing. In connection therewith, the Company hereby grants the Consultant option (the "Initial Financing Option") to acquire, for no additional consideration on the day of the completion of the Initial Financing, 150,000 common shares of the Company.

     4.3 Upon completion of the first Major Financing completed after the Initial Financing, the Company agrees that it will issue to the Consultant 30,000 common shares of the Company and warrants (the "Warrants") to acquire such number of common shares of the Company equal in value to 4% of the net proceeds of such Major Financing. In connection therewith, the Company hereby grants to the Consultant the option (the "Major Financing Option") to acquire, for no additional consideration, on the day of the next completion of each Major Financing, 30,000 common shares of the Company and Warrants to acquire common shares of the Company equal in value to 4% of the net proceeds of such Major Financing. Each Warrant will entitle the Consultant to acquire one common share of the Company at a price at which common shares are sold by the Company in such Major Financing. The Warrants shall be exercisable for a period expiring two years after an Initial Public Offering.

     4.4 In the event that the applicable regulatory authorities require the Company to cancel, change or amend the terms of the Warrants or any other aspect of this Agreement, the Company will use its best efforts to compensate the Consultant in a manner which is acceptable to the Consultant and to the Company.

     4.5 For the purposes of this Agreement, "Net Proceeds" of a particular financing means the aggregate gross proceeds of such financing less the cash portion of any finder's fees or commissions payable by the Company on such financing."

3.   Section 5 is deleted in its entirety and replaced with the following:

     "5  Termination
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     5.1  This Agreement may be terminated by the Company by notice in writing to the Consultant at any time during the term hereof for cause, in which case the Consultant shall be entitled to seven (7) days notice or, at the sole discretion of the Company, to be paid the equivalent of amount of termination pay in lieu of such notice. For the purposes hereof, "Cause" shall include fraud, misappropriation, debt or embezzlement of any of the Company's property or any of its subsidiary's property, a breach of the provisions of this Agreement by the Consultant, lack of competence by the Consultant including gross or chronic misconduct or gross or chronic neglect of duties by the Consultant or public conduct of the Consultant which causes substantial detriment to the Company's reputation.

     5.2 This Agreement may be terminated by the Consultant by notice in writing to the Company at any time prior to March 1, 1999. In the event that the Consultant terminates this Agreement prior
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                                      -3-

     to March 1, 1999, the Consultant will be owed no further compensation with the exception of any part of the monthly retainer that has been billed to the date of the notice advising the Company of the Consultant's termination of this Agreement.

     5.3 Except as provided for in subsections 5.1 and 5.2, this Agreement may be terminated at the option of either party upon ten (10) days written notice to the other party.

     5.4 If this Agreement is terminated in accordance with the provisions of subsection 5.3 before a competitive offer to finance the Company is presented to the Company by the Consultant, the Consultant shall be entitled to receive 30,000 common shares of the Company, plus the portion of the monthly retainer that has been billed and not yet paid. In connection therewith the Company hereby grants to the Consultant the option (the "Pre-Offer Termination Option") to acquire, for no additional consideration, 30,000 common shares of the Company.

     5.5 If this Agreement is terminated in accordance with the provisions of subsection 5.3 after a competitive offer to finance the Company is presented to the Company by the Consultant (except for an offer to finance the Company by Dan Matthews and his associates), but before a Major Financing has been completed, the Company will pay to the Consultant a cash bonus equal to 2% of the projected Net Proceeds of the best of the competitive offers (if more than one), and will issue to the Consultant 30,000 common shares of the Company and Warrants to acquire common shares of the Company equal in value to 2% of the projected net proceeds of the best of the competitive offers (if more than one). In connection therewith, the Company hereby grants to the Consultant the option (the "Post-Offer Termination Option") to acquire, for no additional consideration, 30,000 common shares of the Company and Warrants to acquire common shares of the Company equal in value to 2% of the projected Net Proceeds of the best competitive offer to finance the Company.

     5.6 If the Company terminates this Agreement pursuant to subsection 5.3 then, in addition to the compensation to which the Consultant will receive under subsection 5.4 or 5.5, as the case may be, the Company will pay to the Consultant a $7,000 severance fee."

4. Except as herein amended, all of the terms and conditions of the Consulting Agreement shall remain in full force and effect.

If you are in agreement with the amendments noted above, please execute this amendment by signing in the space provided below. Upon execution by you, this letter will constitute a binding amendment to the Consulting Agreement.

RECONNAISSANCE TECHNOLOGIES INC.         The Amended terms of the Consulting
                                         Agreement are accepted and agreed to
Per:                                     this _______ day of _________________,
                                         1999.

Steven W. Macbeth                        RICK MARK & ASSOCIATES
Chief Executive Officer

                                         Per: ______________________________